EXCLUSIVE DISTRIBUTORSHIP
AGREEMENT

(hereinafter called Distributorship Agreement)

BETWEEN:
1. GambaNatural de Espana S.L a Spanish company duly incorporated in the public deed granted before the Public Notary of Spain Mr. Jos&-AristOnico Garcia Sanchez, with offices at Madrid on November, 8th, 2006, under number 2203 of his files, already filed and duly registered with the Mercantile Registry of Madrid, and Tax Identity Number B84903566ss (hereinafter called GAMBAS)

2. IZAMAR SA, a Spanish company duly incorporated in the public deed granted before the Public Notary of Spain Mr. Julian Maria Rubio de Villanueva, with offices at Madrid, on January, 30th, 1987, under number 242 of his files, registered with the Mercantile Registry of Madrid, under volume 7601, 6567, sheet 67760-3, and Tax Identity Number A-78418050. (hereinafter called the Distributor)
(collectively, the Parties)

Contact at the date of signature (the parties have an obligation of information of any change) Name, title. mobile, e-mail:
Contact at GAMBAS	Emilio Munoz Elena Garcia
Contact at the Distributor	Manuel Maria Izaguirre Gonzalez

They mutually recognise the capacity in which they appear and execute this AGREEMENT.

WHEREAS

I.- Whereas GAMBAS is going, to start up the production of live, fresh shrimp, hereinafter called the Products, at a plant in the Madrid area based on the technology of NaturalShrimp International Ltd;
II.- Whereas Izamar is a well known whole seller and distributor of first class sea food products in Spain;
III.- The Parties have decided to enter into a long term relationship covering both a joint ownership in the production of live, fresh shrimp in Spain and Portugal and the distributorship of said Products. Due to the fact that the above mentioned technology is new and unique related to the production of shrimps. the Parties will on a weekly basis convene to discuss production, marketing, sales, sales forecast, distribution, pricing and other related matters of mutual interest. Furthermore the Parties intend to increase the cooperation as new plants are set in production.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

DEFINITIONS
`Customers/Customer' means any customer who is willing to accept the price offered and the related commercial terms concerning delivery and payment.

`Exclusive distribution' means the duties and rights of the Distributor and GAMBAS and their exceptions as set forth in Clauses 2 and 3.

`Appreciable Effect' means an effect as defined in the European Commission's notice 2004/C 101-07 on effect on trade concept. If the turnover of GAMBAS in the Products covered by the Agreement increases and exceeds € 40 million in the European Area and the market shares of the parties on the relevant market affected by the Agreement in the European Area exceeds 5%, the Agreement may have an Appreciable Effect on the trade between States of the European Area.

`European Area' in the Agreement means the EEA, i.e. the European Economic Area (EU members + Iceland, Liechtenstein and Norway).

`Products' means shrimp that are sold alive/fresh to Customers and harvested in a plant in Madrid according to the exclusive technology of NaturalShrimp International Ltd which is duly patented.

`Competing' Products means harvested shrimp that are sold alive/fresh to Customers, other than the above mentioned Products.

`Territory' means Spain (including the Canary Islands) and Portugal.

'Indirectly' or 'Indirect' in the Distributorship Agreement refers to any action through an intermediate such as an affiliated company, a representative or a contractor of a party, or a relative or a co-habitant of the management of a party, or any other person under the control of the Distributor.

`Sales Price' means the net price (VAT not included) at which the Products are invoiced in local currency by the Distributor.

`Active Sales' means, pursuant to the European competition rules, actively approaching Customers inside or outside the Territory by for instance direct mail or visits, advertisement in media or other promotions specifically targeted at Customers.

`Passive Sales' means, pursuant to the European competition rules, those executed without actively approaching Customers inside or outside the Territory.

OBJECT OF THIS AGREEMENT AND APPOINTMENT

GAMBAS grants the Distributor an Exclusive right to distribute its Products and therefore GAMBAS hereby appoints the Distributor as its Exclusive distributor of the Products in the Territory during the term of this Agreement and the Distributor hereby accepts such appointment, as described in the following

1.           DUTIES AND RIGHTS OF THE DISTRIBUTOR

1.1Legal status of the Distributor
The Distributor sells in the name and on behalf of GAMBAS. He acts as an independent trader in relation to both GAMBAS and the Customers. He shall effectively promote the sale of the Products and shall commercialize the Products in the Territory, acting in the name of GAMBAS. Therefore, the Distributor does not buy the Products from GAMBAS.
The Distributor is not a commercial agent or a franchisee.
The Distributor shall safeguard the interest of GAMBAS with the due diligence of a responsible businessperson.

1.2Sales organization, complaints

1.2.1 Sales organization
The Distributor has and shall at all times have an appropriate, efficient and competent sales organization. He shall be responsible for an effective marketing and distribution of the Products in the Territory.
The Distributor shall appoint one of his employees as a contact person. This person shall be in charge of the marketing and distribution of the Products.

1.2.2Packaging
Unless otherwise agreed in writing the Products shall be packed by GAMBAS, duly marked and packed under high standard sanitary conditions in boxes containing an adequate quantity for sale to Customers.

The Products shall be kept at the plant of GAMBAS until the Distributor collects the Products for delivery to Customers.

1.2.3Risk transfer
When the Distributor has taken possession of the Products at the plant the transfer of risk has taken place. The Distributor is responsible for having adequate insurance regarding the transportation of the Products to the Customers.

1.2.4 Complaints
The Distributor shall deal promptly with any complaint. He shall inform GAMBAS of any complaint. which could jeopardise the image of GAMBAS. its Products or its market position in the Territory.
In case of complaints related to defective Products due to GAMBAS, the Distributor shall immediately inform GANIBAS, give a description of the defect and its origin. Upon request of GAMBAS the Distributor shall return samples of the defective Products. In no case the Distributor shall settle a complaint for defective Products without GAMBAS's written consent.

1.3Marketing

1.3.1Use of intermediaries
The Distributor is entitled to appoint employees. agents. commercial travellers for the sale of the Products. This provision is subject to the Distributor keeping GAMBAS informed by transmitting their names and addresses. The Distributor can only appoint a sub-distributor after the prior written consent of GAMBAS.

The Distributor shall be entirely and exclusively responsible for the activities of these persons/undertakings and the consequences of a possible termination of their contractual relationships. He shall defend. indemnify and hold GAMBAS harmless in case of claims related to such contractual relationships and their termination.

The Distributor's agreements with such persons/undertakings shall be in compliance with the provisions of the Distributorship Agreement. These agreements shall in addition contain an effective cancellation clause in case such persons/undertakings would prejudice the image of GAMBAS or its Products.
Such persons/undertakings shall particularly have the same obligations as the Distributor regarding trade mark, Exclusivity and unfair trade practices. Breach of such obligations by them shall be the responsibility of the Distributor.

1.3.2Promotional activities

GAMBAS shall at his own expenses undertake appropriate advertising, participation in fairs and other promotional activities in order to secure maximum sale of the Products.
The Distributor shall support GAMBAS 's marketing of the Products as the Parties deem reasonable and acceptable.

The Distributor shall give relevant information which is available and deemed necessary for the marketing in the Territory, excluding, confidential information.

GAMBAS shall allow the Distributor to visit GAMBAS's plant along with larger customers.

1.3.3 Trade mark
The Products shall be promoted and sold under the trade marks logos designated by GAMBAS, that shall be prior registered by GAMBAS/NaturalShrimp Europe Gmbl

Any direct or Indirect use of trade marks similar to GAMBAS' trade marks, or capable of being confused therewith. is prohibited. The same prohibition shall apply to trade marks combined with any key word or key element from GAMBAS' trade marks. These obligations shall apply during the Distributorship Agreement and after its expiration.

After the expiration of the Distributorship Agreement any direct or Indirect use of GAMBAS' trade marks is prohibited.

The Distributor has a duty to pledge in writing his owners. employees, affiliate undertakings and subcontractors to the same obligations.

1.4           Information from the Distributor

The Distributor shall:

1.4.1Keep GAMBAS informed of his activities as well as of the general market conditions within the Territory,

1.4.2 Keep GAMBAS informed on relevant mandatory regulations and standards requested by the market.

1.5Commercial regulations

1.5.1The commercial aspects between the Parties including pricing and invoicing are set out in
Appendix 1.

1.5.2 The Distributor shall make no guarantee, express or implied, as to the quality of the Products, other than as approved by GAMBAS in writing and shall defend, indemnify and hold GAMBAS harmless with respect to any claim relating to the non-compliance with any guarantee conditions not so approved.

1.6Prohibition of competition with Competing Products

1.6.1The Distributor shall not manufacture/produce Competing Products or distribute, directly or
Indirectly. Competing Products from other suppliers or be agent for such products. He shall not undertake any action which, directly or Indirectly, competes with GAMBAS.
These obligations shall apply to the Territory and outside the Territory unless otherwise accepted in writing. by GAMBAS.

These obligations  are limited to the duration of the Distributorship Agreement.

1.6.2Breach of a provision of 1.6 is deemed a material breach.

1.7Prohibition or limitation to sell outside the Territory

1.7.1The Distributor shall not, directly or Indirectly, sell the Products to Customers outside the
Territory. All inquiries from such Customers shall be transmitted to GAMBAS.

1.7.2Pursuant to the European competition rules, special provisions shall apply in the event of an increase of the market share of both GAMBAS and the Distributor:
If the Agreement is no longer covered by the Commission Notice on agreements of minor importance which do not appreciably restrict competition (2001/C 368/07) due to an increase of the market share of GAMBAS and of the Distributor on the relevant market, the following provisions shall automatically apply:
a) The obligations set forth in 1.6.1 shall be limited to five (5) years with the possibility for the Parties to renew this clause, requiring their explicit consent six (6) months before the end of this 5 year period.
bl The Distributor shall not undertake Active Sales or provisions set forth in 1.6.1. and 1.7.1, outside the Territory to countries which are given to exclusive distributors or which are exclusively reserved for GAMBAS. Countries which are reserved for GAMBAS are the countries where GAMBAS has not yet appointed a distributor. These provisions shall not apply to Passive Sales.

1.8           Unfair trade practices
Direct or Indirect unfair trade practices are prohibited, particularly the following:

1.8.1 The Distributor shall not infringe upon or abuse GAMBAS' intellectual property rights, irrespective of whether or not these rights are registered in the country where such infringement could take place.

1.8.2 The provisions in Article 1.8.1 shall apply during the Distributorship Agreement and after its termination.

1.8.3 The Distributor shall not use GAMBAS' secret know-how without GAMBAS' approval or disclose confidential information without GAMBAS' written approval.

This provision shall not be limited by the duration of the Distributorship Agreement. It shall be valid as long as the know-how is secret or the information is confidential. If the know-how or the confidential information becomes common knowledge due to acts, not approved by GAMBAS', of the Distributor. his employees. agents, contractors, owners, affiliated undertakings or any other person under his control, the Distributor shall not have the right to use such know-how or exploit confidential information before and after the termination of the Distributorship Agreement.

1.8.4 The Distributor shall promptly inform GAMBAS of all acts of unfair trade practices against
GAMBAS which come to his notice. He shall assist GAMBAS to the best of his abilities in protecting GAMBAS against such acts.

1.8.5 The Distributor has a duty to pledge in writing his employees, agents, owners, affiliate undertakings, contractors, family and cohabitants to the obligations described in Articles 1.8.1 to 1.8.3 included.

Breach of this duty is a material breach. In case of a breach of the obligations by these persons and provided that the Distributor has failed to pledge them to these obligations, the Distributor shall have an obligation to defend, indemnify and hold GAMBAS harmless and give the necessary assistance. This obligation shall apply during the Distributorship Agreement and 'after its termination. In any case, the Distributor shall promptly inform GAMBAS of any breach of said persons which come to his notice, and the Distributor shall assist GAMBAS to the best of his abilities in protecting GAMBAS against such acts.

1.8.6 In case of termination of the contractual relationship, the Distributor shall return all drawings, brochures and other technical documentation provided by GAMBAS. The Distributor shall not keep any written or computerized copy of technical documentation or information related to the Products.

2.DUTIES AND RIGHTS OF GAMBAS

2.1Exclusive distribution

2.1.1Exclusive appointment
GAMBAS appoints the Distributor to sell and distribute the Products within the Territory according to this clause and the exceptions provided for herewith.

GAMBAS shall transmit to the Distributor all orders or enquiries sent to GAMBAS by Customers in the Territory.

2.1.2           Territorial exclusivit:

2.1.2.1 Outside the European Area, GAMBAS shall not sell the Products to Customers whom it knows intend to resell in the Territory. GAMBAS shall examine with the due diligence of a responsible businessperson whether there is any danger of such Customers exporting to the Territory.

2.1.2.2 Inside the EEA, GAMBAS shall impose on the other distributors in the European Area a prohibition to sell to the Territory (cf. Art. 1.7) as longs as the distribution agreements is not capable of having an Appreciable Effect on the trade between the States in the European Area.

2.1.3Exceptions

The following exceptions to the exclusive distribution may apply, i.e. the obligations contained in/resulting of 2.1.1 and 2.1.2 are not breached when:

2.1.3.1 The Products are "parallel imported" in the Territory according to applicable mandatory competition rules.

2.1.3.2 The Products are sold to centralized purchasing departments (division of a company or joint undertaking of an association) outside the Territory when these centralized purchasing departments redistribute the purchased Products to affiliated undertakings or members of the association in the Territory
Upon request from the Distributor, GAMBAS shall give information on such sales.

2.1.3.3 It becomes obvious that the Distributor shall be a hindrance to larger purchasing contracts from purchasers who consistently refuse to deal through intermediaries and buy only directly from the original supplier.

2.1.3.4 GAMBAS has the right to supply the Products to Customers in the Territory under one of the following conditions:

a) The Distributor refuses to deal with a customer in the Territory upon a previous request in writing from said customer, unless this refusal is based on a breach of contract by this customer, risk of non payment. insufficient quantity or any other reasonable cause, or
b) GAMBAS has lawfully exercised his right to terminate the Distributorship Agreement in accordance with Article 3.2 or
c) lithe Distributor is not doing his best efforts in selling and distributing the total, weekly production according to the terms and conditions of this Agreement, leading to not selling said total, weekly production. In this case, GAMBAS is free to sell either directly or Indirectly the remaining weekly production through any other distribution channel, without being in breach with this Distribution Agreement.

2.2Packaging, Quality, standard

2.2.1 GAMBAS undertakes to supply a quality which satisfies necessary requirements with respect to mandator\ official rules which are stipulated by the relevant authority at the date of signature of the Distributorship Agreement, upon information from the Distributor.

2.2.2. The Products are delivered by GAMBAS under high standard sanitary conditions in packs. GAMBAS shall, at its own expense. defend. indemnify and hold the Distributor and its respective officers, directors, employees and sub-contractors harmless from and against all third-party claims, actions, suits or proceedings in which it is alleged that GAMBAS has failed to properly pack, mark or manufacture the Products.

2.3Information from GAMBAS

GAMBAS shall inform the Distributor in due time of any significant reduction of production or difficulties of delivery which may have a bearing on the marketing and/or distribution of the Products in the Territory.

GAMBAS shall also provide the Distributor with all relevant information and documents necessary in order for the Distributor to comply with its obligations under this Agreement.

2.4Obligation to supply

In case GAMBAS has a deficiency and subsequent reduction of supply, the Distributor shall have the right to purchase the Products from GAMBAS' competitors. as long as GAMBAS is not able to deliver the ordered quantities.

2.5 Trade marks and registered rights

GAMBAS shall have duly reiaistered all trade marks used to sell the Products, and shall, at its own expense, defend, indemnify and hold the Distributor and its respective officers, directors, employees and sub-contractors harmless from and against all claims, liabilities, costs and expenses that could arise out of or in connection with any claim that the sale of the Products in the Territory in accordance with this Agreement infringes the patent, copyright, trade mark, trade secret or other property right of any third party, and shall pay any costs and damages finally awarded against the Distributor in any such action which are attributable to any such claim.

2.6 Proceeds and compensation

The Distributor shall be compensated by GAMBAS for its services rendered under this Agreement by a commission in the amount and terms provided in Annex 1.

3. DURATION

3.1 Term

3.1.1The Distributorship Agreement is concluded for an initial period of five (5) years, starting on the date for GAMBAS' first delivery of the Products to the Distributor for distribution and sales. Unless terminated during the initial period with no less than six (6) months written notice before the end of the initial period, it shall be renewed for another period of 5 (five) years. During the second five year period the Distributorship Agreement may be terminated with no less than six (6) months\ written notice. Unless terminated during any additional period with no less than six (6) months written \ notice before the end of the additional period, the Agreement shall be renewed for an additional period of five (5) years. The end of the period of notice shall coincide with the end of a calendar month. irrespective of the date of the notice.

3.1.2           Activity before the termination date: During the period of the termination notice, GAMBAS undertakes to fulfil their obligation according to Appendix 1 and the Distributor undertakes not to reduce his activity compared to the period before the receipt of the notice.

3.2Early termination

The Distributorship Agreement may be terminated earlier with immediate effect:

3.2.1By either party (the Requesting Party

3.2.1.1 If the other party has a-receiver appointed over any of his assets, becomes insolvent or enters into liquidation, or if a petition of bankruptcy is filed by or against him, or if he makes an arrangement for the benefit of his creditors

3.2.1.2 If the other party ceases doing business in the field of the Products,

3.2.1.3 In case of default in payment or a material, i.e. substantial, breach by the other Party of the obligations arising out of the Distributorship Agreement. if the other Party does not rectify such default or breach within the time period stipulated by the Requesting Party in the written request of rectification (this time period shall not be less than 15 days unless the default or breach cannot be rectified)(repeated defaults in the performance of any obligation are deemed a material breach),

3.2.1.4 If the Requesting Party's competitors should obtain, directly or Indirectly, influence over the business of the other party or an interest in the other party's company,

3.2.1.5 If the other party should obtain, directly or Indirectly, an interest in a competitor of the Requesting Party,

3.2.1.6 If the other party is responsible for a criminal offence or other breach of law, is subject to prosecution or is responsible for actions which are against the dominating moral in the requesting party's country and this breach, prosecution or actions jeopardize the image and/or the financial/commercial interests of the Requesting Party,

3.2.1.7 If the Requesting Party definitely ceases doing business in the field of the Products (in such a case the termination would immediately be effective 3 months from the receipt of the written request),
3.2.1.8 Or in any other event which gives the right to cancel the Distributorship Agreement according to the applicable law.

3.2.2By either party if the other party is in breach of the obligations set out in Appendix I.
If any of the Parties wishes to terminate this Agreement on this basis, a written notice of termination must be served. This termination shall be effective two (2) months counted from the date of the termination notice.

3.3Written notice
Termination notice shall be given by e-mail, fax, registered mail or courier. The e-mail must be confirmed by fax, registered mail or courier.

The date of receipt shall be the date of the receipt of the fax or of the letter by the post office at the place of the receiving party or of the receipt from the courier, whichever comes first.

3.4Indemnity
Neither party shall be entitled to termination indemnity, such as indemnity for goodwill or similar compensation, by reason of termination of the Distributorship Agreement.

4.APPLICABLE LAW
The Distributorship Agreement, as well as any obligation, right or breach related to the Distributorship Agreement and further agreements resulting thereof, shall be governed by the laws of Spain.

DISPUTE RESOLUTION

All disputes arising out of, or in connection with, the Distributorship Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. However when the disputed amount is under € 250.000,- the dispute shall be settled by a single arbitrator.

The place shall be Madrid. Spain. The language shall be English.

6.FINAL PROVISIONS

6.1Force Majeure
The definition of the Force Majeure of the International Chamber of Commerce (ICC Publication 650) is hereby incorporated in the Distributorship Agreement.
As long as a force majeure event above 7 days should prevent the Distributor from obtaining sufficient quantities of the Products, the Distributor shall be free to purchase Competing Products from other suppliers.
As long as a force majeure event above 7 days should prevent sales and distribution of the Products by the Distributor in the Territory, GAMBAS shall be free to sell and distribute, directly or Indirectly, the Products in the Territory.
Should a force majeure event last for more than 6 months, the Distributorship Agreement shall be terminated. with immediate effect upon request from one of the two Parties.

6.2Assignability:
The Distributorship Agreement may not be assigned by one party to a third party or brought into the assets of a company without the prior written consent of the other party.

Notwithstanding the foregoing, IZAMAR is entitled to assign the rights and duties of the Distributor under this Agreement to any company fully controlled by IZAMAR, who shall inform GAMBAS accordingly. No authorization from GAMBAS shall be required in this case.

6.3Modifications and waivers
No modification of the Distributorship Agreement shall be effective unless specifically set forth in a written document signed by both Parties.

No waiver of any right or obligation shall be deemed a waiver of such a right or obligation unless specifically set forth in a written document signed by both Parties. The waiver of any right or obligation herein contained by either party shall not be construed as a waiver of the same right or obligation at a future date or as a waiver of any other right or obligation herein contained.

6.4Invalid provisions
If one or several provisions of the Distributorship Agreement are invalid, the validity of the remaining provisions of the Distributorship Agreement shall not be affected thereby. The invalid provision shall be substituted by a valid provision, which shall be as close as possible to the commercial and legal purpose of the invalid provisions.

 6.5           Entire Agreement
This Distributorship Agreement supersedes all prior agreements and understandings, whether written or oral, between the Parties, with respect to the subject matter hereof. This Agreement may be amended only by a written instrument signed by the Parties.

6.6Confidentiality, discretion
Neither party shall, even after the expiration of the Distributorship Agreement, disclose company secrets or other confidential information received from the other party to any third party without the other party's prior written approval unless this is required by Public Authorities according to mandatory rules.

Each party undertakes in relation to third parties to show all necessary discretion on all questions related to the Distributorship Agreement in accordance with good business practice. Furthermore each party shall not give a negative image of the other party or his activities and products to mass media.

6.7Pledge or lien
None of the Parties shall have pledge or lien on the property of the other.

6.8Language and contact
The working language and the language in the correspondence shall be the English language. The English text of the Distributorship Agreement shall be the original text.

6.9Enforcement (effective date)
The Distributorship Agreement shall become effective at the date of its signature by both Parties.

The Distributorship Agreement is issued in two originals, one for each party.
Madrid, February,2007

For Gamba Natural de Espana S.L.
Represented by: Emilio Munoz Garcia
Sole Director

For Izamar. SA Represented by:
Manuel Izaguirre Gonzalez
Ruth Izaguirre Gonzalez
David Izaguirre Gonzalez

APPEND 1 COMMERCIAL REGULATIONS

GAMBAS initial plant will have an average weekly production of 2'700 kg.

The Distributor is obligated to do his best effort in selling and distributing the total, weekly production according to the following procedure:

1. In meetings the Parties will discuss production. marketing. sales, distribution, pricing and other related matters of mutual interest. These meetings shall be held weekly in the start up phase. whilst they shall be held monthly in a further stage. The Parties shall jointly project sales forecast for rolling three months.

2. At least once or twice a week collect the harvested Products from the plant by his own means of transportation according to projected sales forecast. The Distributor is entitled to subcontract collection, transportation and distribution services. Such subcontractor must be approved by GAMBAS prior to the hiring of said subcontractor. GAMBAS can only reject a subcontractor on a reasonable basis.

3.Sales price to the Customers shall at all times be set to the maximum of what the market is willing to pay including freight cost where customary. (i.e. Canary Islands).

4.After delivery of the Products to the Customers. the Distributor will invoice the Customers in the name of GAMBAS according to the Distributors normal invoicing practices. Any credit to Customers beyond normal conditions must be accepted by GAMBAS in writing. Any default on a payment obligation shall be handled according to a policy and routine to be agreed upon by the Parties in writing.

5.There shall not be any minimum quotas of sales.

6.Any quantity collected by the Distributor not sold live or fresh. must be frozen by the
Distributor for sale at a later time. GAMBAS may request the Distributor to collect and freeze any surplus production in which case GAMBAS will cover the Distributor's cost.

7.Settling of the accounts between GAMBAS and the Distributor shall be conducted as follows:

a. Monthly and no later than on the 5 business day of the month a computed summary of all invoices issued the previous month shall be sent to GAMBAS by email.
b. Monthly and no later than the 5 business day of the month. the Distributor will send GAMBAS an invoice for commission based on sales (VAT is not included) invoiced the previous month. The Distributor's commission is 15% of the Sales Price (VAT excluded) provided that the average Sales Price per/Kg in the previous three months amounts at least to 15. In the case that the average Sales Price per/Kg in the previous three months is below IS f the parties shall agree upon a new commission for the future. Moreover any transportation expenses incurred by the Distributor due to the distribution shall be transferred and invoiced to GAMBAS

8. The above described procedure including, the Distributor's commission may need to be revised due to the new technology allowing for the supply of live, fresh shrimp to the market on a weekly basis. Therefore the Parties agree to review and if necessary change the procedure on a yearly basis. first time within 12 months from the date set in Article 3. I. unless both Parties agree otherwise.